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               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                                       OF

                        7 1/2% REDEEMABLE PREFERRED STOCK

                                       OF

                        AQUIS COMMUNICATIONS GROUP, INC.

                         Pursuant to Section 151 of the

                General Corporation Law of the State of Delaware

         I, D. Brian Plunkett, Treasurer of Aquis Communications Group, Inc., a corporation (the "Corporation") organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of
Section 103 thereof,

DO HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the said Corporation, the said Board of Directors on November 16, 1999, adopted the following resolution creating a series of 100,000 shares of 7 1/2% Redeemable Preferred Stock, par value $.01 per share, designated as 7 1/2% Preferred Stock:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation is hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         1. DESIGNATION AND NUMBER. The designation of the series of preferred stock fixed by this resolution shall be "7 1/2% Redeemable Preferred Stock" (the "7 1/2% Preferred Stock") and the number of shares constituting such series shall be 100,000.

         2. RANK. The 7 1/2% Preferred Stock shall rank: (i) prior to all of the Corporation's Common Stock, par value $.01 per share ("Common Stock"), (ii) prior to any class or series of capital stock of the Corporation hereafter created either specifically ranking by its terms junior to the 7 1/2% Preferred Stock or not specifically ranking by its terms senior to or on parity with the 7 1/2% Preferred Stock (collectively with the Common Stock, "Junior Securities"); (iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the 7 1/2% Preferred Stock ("Parity Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the 7 1/2% Preferred Stock
("Senior Securities"), in each case, as to payment of dividends or as to distributions of assets upon liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

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         3. DIVIDENDS.

                  (i) The dividend rate of the 7 1/2% Preferred Stock shall be computed at a rate of $7.50 per share per annum from the date of the issuance of the 7 1/2% Preferred Stock. Dividends shall be payable in cash out of funds legally available therefor on the Redemption Date (as hereinafter defined). Dividends on shares of 7 1/2% Preferred Stock shall be cumulative and shall accrue (whether or not declared), without interest, from the date of issuance. On the Redemption Date, all dividends which shall have accrued on each share of 7 1/2% Preferred Stock outstanding on the applicable record date shall accumulate and be deemed to become "due." Any dividend which shall not be paid on the Redemption Date shall be deemed to be "past due" (a "Cumulated Dividend") until such Cumulated Dividend shall have been paid.

                  (ii) The Board of Directors shall declare and pay dividends on the shares of 7 1/2% Preferred Stock out of funds legally available therefor (after giving effect to the payment of all requisite dividends on Senior Securities).

                  (iii) In order to determine the holders of the 7 1/2% Preferred Stock entitled to receive dividends, the Corporation shall fix a record date not more than 60 days prior to any Redemption Date. If any such Redemption Date should fall on a day that is not a Business Day, then the Corporation shall pay the applicable dividend on the next succeeding Business Day. "Business Day" shall mean a day other than a Saturday, Sunday on other day on which any national securities exchange or quotation system on which the Common Stock of the Corporation is traded or quoted is authorized or required by law to close.

                  (iv) The Corporation shall not: (A) pay or declare and set apart for payment any dividends or Distributions on the Corporation's Junior Securities, other than dividends payable in the form of additional shares of the same Junior Security as that on which such dividend is declared, or (B) redeem, purchase, or otherwise acquire any shares of Junior Securities or any right, warrant or option to acquire any Junior Securities, unless full cumulative dividends (whether or not declared or due) have been, or contemporaneously are, paid or declared and set apart for such payment on the 7 1/2% Preferred Stock for all quarterly dividend periods terminating on or prior to the date of payment of such cumulative dividends..

                  (v) No full dividends shall be paid or declared and set apart for payments on any class or series of Parity Securities for any period unless full cumulative dividends (whether or not declared or due) have been, or contemporaneously are, paid or declared and set apart for such payment on the 7 1/2% Preferred Stock for all quarterly dividend periods terminating on or prior to the date of payment of such full cumulative dividends. No full dividends shall be paid or declared and set apart for payment on the 7 1/2% Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Securities, for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the 7 1/2% Preferred Stock and the Parity Securities, all dividends paid or declared and set apart for payment upon shares of 7 1/2% Preferred Stock and the Parity Securities shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the 7 1/2% Preferred Stock and the Parity Securities shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of 7 1/2%

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Preferred Stock and the Parity Securities bear to each other (without taking into account the dividends so paid and those so declared and set apart for payment).

                  (vi) No dividends shall be declared or paid or set apart for payment on the 7 1/2% Preferred Stock for any period unless at the time of such declaration or setting apart for payment, full cumulative dividends have been or simultaneously are declared paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on any then outstanding Senior Securities.

         4. Voting Rights

         (i) Except as may otherwise be provided herein or required by law, the holders of the shares of 7 1/2% Preferred Stock ("Holders") shall not be entitled to any vote in respect of such shares.

          (ii) On all matters on which the 7 1/2% Preferred Stock is entitled to vote by law, the Holders shall be entitled to one vote per share of 7 1/2% Preferred Stock, voting separately as a single class, and the presence, in person or by proxy, of the Holders of a majority of the outstanding shares of the 7 1/2% Preferred Stock shall constitute a quorum.

         (iii)In the event that the Corporation fails to pay the Cumulated Dividends on the Redemption Date, the Holders of the 7 1/2% Preferred Stock, voting separately as a class, shall be entitled to elect two directors. Such right to vote for the election of such two directors may be exercised at any annual meeting or at any special meeting called for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation of the holders of a majority of all outstanding shares of 7 1/2% Preferred Stock, until any such Cumulated Dividends have been paid in full at which time the term of office of the two directors so elected shall terminate automatically. So long as such right to vote continues and unless such rights has been exercised by written consent of the holders of a majority of the outstanding shares of 7 1/2% Preferred Stock as hereinabove authorized), the Secretary of the Corporation may call, and upon the written request of the holders of record of a majority of the outstanding shares of 7 1/2% Preferred Stock addressed to him at the principal office of the Corporation shall call, a special meeting of the holders of such shares for the election of such two directors as provided herein. Such meeting shall be held within 30 days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the By-laws for the holding of meetings of stockholders. No such special meeting or adjournment thereof shall be held on a date less than 30 days before an annual meeting of stockholders or special meeting in lieu thereof. If at any such annual or special meeting or any adjournment thereof the holders of a majority of the then outstanding shares of 7 1/2% Preferred Stock entitled to vote in such election shall be present or represented by proxy, then the authorized number of directors shall be increased by two, and the holders of the 7 1/2%
Preferred Stock shall be entitled to elect the two additional directors. Directors so elected shall serve until the next annual meeting or until their successors shall be elected and shall qualify, unless the term of office of the persons so elected as directors shall have terminated under the circumstances set forth in the second sentence of this Clause (iii). In case of any vacancy occurring among the directors elected by the holders of the 7 1/2% Preferred Stock as a class, the remaining director(s) who shall have been so elected by the Holders of 7 1/2% Preferred Stock as a class shall cease to serve as directors

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before their terms shall expire, the Holders of the 7 1/2% Preferred Stock then outstanding and entitled to vote for such directors may, by written consent as hereinabove provided or at a special meeting of such holders called as provided above, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant.

         5. LIQUIDATION PRICE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the amount that shall be paid to a Holder of each share of 7 1/2% Preferred Stock shall be $100.00 and an additional sum equal to all Cumulated Dividends on a share of 7 1/2% Preferred Stock (the "Liquidation Price"), and no more. Upon any liquidation, dissolution or winding-up of the Corporation, the Holders will be entitled to be paid, after payment or provision for payment of the debts and other liabilities of the Corporation and after payment or provision for payment is made upon any Senior Securities, but before any Distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Price of all shares outstanding, and the Holders will not be entitled to any further payment. If, upon any such liquidation, dissolution or winding-up of the Corporation, the Corporation's assets to be distributed among the Holders and the holders of Parity Securities (the "Parity Holders") are insufficient to permit payment in full to such Holders and the Parity Holders of the aggregate amount which they are entitled to be paid, then the available assets to be distributed will be distributed ratably among such Holders and Parity Holders based upon the aggregate Liquidation Price of the 7 1/2% Preferred Stock and the aggregate liquidation preference of any Parity Securities held by each such holder and Parity Holder, respectively. The Corporation will mail written notice of such liquidation, dissolution or winding-up, not less than 30 days prior to the payment date stated therein, to each Holder of record. Neither the consolidation or merger of the Corporation into or with any other corporation or any other person, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation will be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of paragraphs 2 and 5.

         6. REDEMPTION.

           (i) The Corporation may, at its option, redeem shares of the 7 1/2% Preferred Stock, in whole or in part, out of funds legally available therefor, by action of the Board of Directors, on any Dividend Payment Date, at a redemption price of $100.00 per share, plus all Cumulated Dividends on a share of 7 1/2% Preferred Stock, upon notice and in the manner set forth in, and subject to the conditions of, this paragraph 7.

           (ii) On January 31, 2002, the Corporation shall redeem all outstanding shares of the 7 1/2% Preferred Stock, at a redemption price of $100.00 per share, plus all Cumulated Dividends on a share of 7 1/2% Preferred Stock, upon notice and in the manner set forth in, and subject to the conditions of, paragraph 7.

           (iii) Priority of Redemption. None of the shares of any class or series of Parity Securities or Junior Securities shall be redeemed, repurchased or otherwise acquired unless full Cumulated Dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the 7 1/2% Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full Cumulated Dividends. None of the shares of 7 1/2% Preferred Stock shall be redeemed, repurchased or otherwise acquired unless full Cumulative Dividends


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have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Securities or Senior Securities, for all dividend periods terminating on or prior to the Redemption Date of 7 1/2% Preferred Stock.

         7. PROCEDURES FOR REDEMPTION. The 7 1/2% Preferred Stock shall be redeemed pursuant to subparagraph 6 in the following manner:

           (A) Shares of 7 1/2% Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall have (upon compliance with any applicable provisions of the laws of the State of Delaware) the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock.

           (B) In the event of a redemption of shares of 7 1/2% Preferred Stock pursuant to paragraph 6, notice of redemption of shares of 7 1/2% Preferred Stock shall be given by the Corporation, not less than 30 nor more than 60 days prior to the Business Day designated in such notice (the "Redemption Date"), by first class mail to Holders at their respective addresses then appearing on the records of the Corporation. Such notice of redemption shall specify the Redemption Date, the redemption price plus the Cumulated Dividends on a shares of 7 1/2% Preferred Stock, if any (the "Redemption Price"), the total number of shares of 7 1/2% Preferred Stock to be redeemed and, if fewer than all the shares held by such Redeemable Holder, the number of shares to be redeemed from such holder, and the place or places of payment. On or before the Redemption Date, each Holder shall surrender to the Corporation or its designated agent, at such place as it may designate in the redemption notice, certificates, duly endorsed for transfer, evidencing the number of shares of 7 1/2% Preferred Stock held by such Holder and being redeemed. Upon such surrender, the Holder shall be entitled to receive payment of the Redemption Price without interest.

           (C) If, on the Redemption Date, (1) notice of redemption has been mailed or delivered as provided herein, (2) the Corporation has deposited with an independent paying agent funds necessary to pay the amount due for all shares of 7 1/2% Preferred Stock subject to such redemption, and (3) all such funds are available for the sole purpose of paying such amount, then, unless the Corporation defaults on the payment of the Redemption Price, all shares of 7 1/2% Preferred Stock subject to redemption shall, whether or not certificates for such shares have been surrendered for cancellation, be deemed to be no longer outstanding for any purpose and all rights with respect to such shares shall cease, except the right of the Holder to receive the redemption price, without interest.

           (D) If the Corporation shall not have funds legally available for redemption of shares to be redeemed pursuant to subparagraph 6(i) on the Redemption Date, the notice of redemption shall be null and void and at such time as the Corporation shall have funds legally available for redemption of such shares and shall determine to redeem the 7 1/2% Preferred Stock on the terms and conditions set forth in subparagraph 6(i), a new notice of redemption to Holders shall be required to effect such redemption.

           (E) If the funds of the Corporation legally available for the redemption of all shares of the 7 1/2% Preferred Stock to be redeemed pursuant to paragraph 6(ii), are insufficient


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to redeem the total number of outstanding shares of the 7 1/2% Preferred Stock so required to be redeemed, such funds will be used promptly, and redemptions pursuant to such paragraph 6(ii) hereof, shall be made ratably among such holders, and in any event, within 90 days after such funds become legally available to redeem the balance of such shares or such portion thereof for which funds are then legally available, on the basis set forth above.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by D. Brian Plunkett, its Treasurer


Date: January 27,2000


                        AQUIS COMMUNICATIONS GROUP, INC.

                            By: /s/ D. BRIAN PLUNKETT
                              --------------------------
                              D. Brian Plunkett, Treasurer